February 10, 2017

Re: Offer of Employment

Dear Nik:

We are pleased to offer you the position of Chief Technology Officer of MeetMe, Inc. Your position will be based at our office in San Francisco, and you will spend time in New Hope as necessary. You will report directly to Geoff Cook, Chief Executive Officer. This offer is contingent upon your execution of a written employment agreement, approval of the Compensation Committee of our Board of Directors, and our satisfactory completion of a criminal background check.

Your employment will begin on or about February 22, 2017. We will enter into the standard Employment Agreement that we use for our C-level officers, and we will amend your Consulting Agreement dated June 27, 2016 to eliminate the provisions that do not relate to your $1.5 million Consulting Bonus as described on Exhibit A thereto; you will continue to be eligible to receive your Consulting Bonus according to the terms of your Consulting Agreement.

Here are the general terms and conditions of your proposed employment with the Company.

Schedule, Pay, & Benefits:
This is an exempt position and not eligible for overtime compensation. Our normal payroll pay cycle is semimonthly on the 15th and the last day of each month.

a.	BASE SALARY. You will be paid a base salary of $337,000 per year, to be reviewed at least annually.

b.
BONUS. You will be eligible for an annual bonus with a target of 50% of your base salary, payable upon achievement of goals to be set by the Compensation Committee; your bonus for 2017 will be pro-rated to your start date.

c.	EQUITY.

•	250,000 stock options (1/3 to vest on the first anniversary of your employment, and then monthly after that for the next two years).

•	150,000 RSAs (1/3 to vest on each anniversary of your employment).

•	Your stock options and RSAs will vest fully if you are terminated as a result of a change of control.

d.	SEVERANCE. If you are terminated for a reason other than cause, or if you resign for good reason (both to be defined in your employment agreement), you will be paid one year of base salary.

e.
FRINGE BENEFITS. You will be entitled to receive the fringe benefits generally available to our employees, including medical, dental, vision, disability insurance, life insurance, and a 401(k) match. You will be eligible for all benefits on the first of the month following your date of hire. We may amend, terminate, or enhance the benefits provided to you and our other employees from time to time as we deem appropriate.

f.
PAID TIME OFF. You are entitled to 160 hours of vacation time and 80 hours of personal/sick days per year. Vacation is accrued monthly. All time off is prorated in your first year of employment. In addition, you will receive 10 paid holidays each calendar year or such other number as we may adopt, as well as a paid day off on your birthday.

g.
PARTICIPATION IN NEW DEAL TEAM POOL – The total pool size is anticipated to be 10% of the target’s Stay Pool, minimum of 0.3% of the valuation of the Target with a cap of $500K; paid in one-year vest RSAs on same payout date as stay awards. You will participate in the Deal Team Pool along with other executives and at the discretion of the CEO.

Internal Policies:
During your employment, you will be required to follow all of our internal policies and conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.

No Conflicting Obligation/Conflicts of Interest:
You hereby represent and warrant to the Company that you are not presently under and will not hereafter become subject to any obligation to any person or entity which is inconsistent or in conflict with this offer or which would prevent, limit or impair in any way your performance of your duties to the Company as described herein. Specifically, you represent and warrant that you will not bring with you any confidential or proprietary information of any former employer, and you are not subject to any agreement or obligation with a former employer that would prohibit or limit your employment by the Company. Further, during your employment with the Company, you will not engage in any activity on behalf of, nor accept any salary, commission, fee or compensation of any kind (other than investment income) from any person, firm or corporation competing with the Company.

Non-Solicitation Agreement, Non-Disclosure and Inventions Agreement:
As a condition to your employment, you will be required to enter into the Company’s standard Non-Solicitation, Non-Disclosure and Inventions Agreement. Among other things, that agreement will provide that the Company owns your work product and all developments made by you in the course of your employment; that you will hold all non-public information regarding the Company confidential; and that you will not solicit, hire, divert or take away any employee, contractor, customer or supplier of the Company.

Entire Understanding:
This letter (together with the Non-Solicitation, Non-Disclosure and Inventions Agreement referenced herein) contains our entire understanding regarding the terms and conditions of your employment and supersedes any prior statements regarding your employment made to you at any time by any representative of the Company. Your signature below acknowledges your understanding that your employment shall be on an at-will basis. Your signature below further acknowledges your understanding that neither this letter, Company practice, nor other oral or written policies or statements of the Company or its agents shall create an employment contract, guarantee a definite term of employment, or otherwise modify in any way the agreement and understanding that employment with the Company, if commenced, shall be at-will. No representative of the Company other than an officer of the Company has any authority to enter into any agreement contrary to the foregoing, and then only in writing signed by both you and the Company.

If the foregoing offer is acceptable to you, please acknowledge your acceptance by signing below and returning to me one fully executed copy of this letter, either in the original or by electronic transmission.

Very truly yours,
MeetMe, Inc.

By: /s/ Geoffrey Cook
Geoffrey Cook
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Niklas Lindstrom
Niklas Lindstrom
Date: 2/13/17